Exhibit 16.1

March 4, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 29, 2016 of Capstone Therapeutics Corp. (the “Company”) and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with the Company’s statement in paragraph 1 that the Company’s Board of Directors initiated and approved the decision to not authorize us to commence the audit of the Company’s 2015 consolidated financial statements.

Respectfully,

/s/ Moss Adams LLP